Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement and Plan of Merger”) is made and entered into as of the 4th day of February, 2026, by and between FORWARD INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Texas having an office at 700 Veterans Memorial Highway, Suite 100, Hauppauge, NY 11788 (the “Surviving Corp”), and FORWARD INDUSTRIES, INC., formerly known as Progress Heat Sealing, Inc., a corporation organized and existing under the laws of the State of New York having an office at 700 Veterans Memorial Highway, Suite 100, Hauppauge, NY 11788 (the “Merging Corp”).

W I T N E S S E T H:

WHEREAS, the Surviving Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and Merging Corp is a corporation duly organized, validly existing and in good standing under the laws of the State of New York;

WHEREAS, Surviving Corp is a direct wholly owned subsidiary of Merging Corp;

WHEREAS, each of the Texas Business Organizations Code (the “TBOC”) and the New York Business Corporation Law (the “NYBCL” and, together with the TBOC, the “Merger Statutes”), authorize and permit the merger of corporations formed and existing under the laws of the State of Texas and the State of New York, respectively, with another corporation formed and existing under the laws of another jurisdiction;

WHEREAS, the shareholders and boards of directors of both the Surviving Corp and the Merging Corp have deemed it advisable and to the advantage of the parties, and have authorized the merger of Merging Corp with and into the Surviving Corp upon the terms and conditions herein and in accordance with the Merger Statutes (the “Merger”);

WHEREAS, the Surviving Corp and the Merging Corp intend that the Merger contemplated hereby qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; and

WHEREAS, the shareholders and boards of directors of both the Surviving Corp and the Merging Corp have approved this Agreement and Plan of Merger and authorized the Merger in accordance with the Merger Statutes.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Surviving Corp and the Merging Corp hereby agree to merge in accordance with the following plan:

1. Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Merger Statutes, at the Effective Time (as defined below), the Merging Corp shall be merged with the Surviving Corp, and the Surviving Corp shall continue as the surviving corporation and shall continue its corporate existence under the laws of the State of Texas. As soon as practicable after the shareholders and boards of directors of the Surviving Corp and the Merging Corp shall approve this Agreement and Plan of Merger, (i) a Certificate of Merger shall be signed, verified and delivered for filing with the Secretary of the State of New York (the “NY Merger Certificate”) and (ii) a Certificate of Merger shall signed, verified and delivered to the Secretary of the State of Texas (together with the NY Merger Certificate, the “Certificates of Merger”). This Agreement and Plan of Merger shall become effective at the time the last of the Certificates of Merger required to be filed with the Secretary of State of each jurisdiction becomes effective (hereinafter referred to as the “Effective Time”).

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2. Directors and Officers and Governing Documents. The directors and officers of the Surviving Corp immediately prior to the Effective Time shall be the directors and officers of the Surviving Company until any such person is removed or resigns in accordance with the Certificate of Formation or Bylaws of the Surviving Company. From and after the Effective Time and until thereafter amended as provided by applicable law, the Certificate of Formation of the Surviving Corp shall continue to be the Certificate of Formation of the Surviving Corp without change or amendment until further amended in accordance with the provisions thereof and applicable law. The Bylaws of the Surviving Corp, as in effect at the Effective Time, shall continue to be the Bylaws of the Surviving Corp without change or amendment until further amended in accordance with the provisions thereof and applicable law.

3. Rights and Liabilities of Merging Corp. At and after the Effective Time, the Surviving Corp shall possess all of the rights, privileges, immunities and franchises of a public and private nature of the Merging Corp; any and all property, real, personal and mixed, and any and all debts due the Merging Corp on whatever account, and all other choses in action, and all and every other interest of the Merging Corp shall be taken and transferred to and vested in the Surviving Corp without further act or deed; and the title to any real estate, or any interest therein, vested in the Surviving Corp and Merging Corp shall not prevent or be in any way impaired by reason of the merger.

4. Further Assurances. From time to time, as and when required by the Surviving Corp, there shall be executed and delivered on behalf of the Merging Corp such deeds and other instruments, and there shall be taken or caused to be taken by it all such further and other action, as shall be appropriate or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corp the title to and possession of powers, franchises and authority of the Merging Corp and otherwise to carry out the purposes of this Agreement and Plan of Merger, and the directors and officers of the Surviving Corp are fully authorized in the name and on behalf of the Merging Corp or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5. Shares of Stock of the Merging Corp. Upon the Effective Time, by virtue of this Agreement and Plan of Merger, and without any action on the part of the holder thereof, each share of each class and series of stock in the Merging Corp held as of record immediately prior thereto by the shareholders of the Merging Corp shall be changed and converted into like shares in the Surviving Corp. The designation, number, and voting rights of each outstanding class and series of stock for the Merging Corp as of the date of this Agreement and Plan of Merger is as follows:

MERGING CORP

Designation of each outstanding class and series of shares	Number of outstanding shares	Class and series of shares entitled to vote	Class and series of shares entitled to vote as a class
Common Stock	83,142,133	Voting	Voting

Upon the Effective Time, the designation, number, and voting rights of each outstanding class and series of stock for the Surviving Corp, reflecting the like change and conversion of the outstanding class and series of stock from the Merging Corp, shall be as follows:

SURVIVING CORP

Designation of each outstanding class and series of shares	Number of outstanding shares	Class and series of shares entitled to vote	Class and series of shares entitled to vote as a class
Common	83,142,133	Voting	Voting

6. Shares of Stock of the Surviving Corp. Upon the Effective Time, by virtue of this Agreement and Plan of Merger, and without any action on the part of the holder thereof, each share of stock in the Surviving Corp held as of record immediately prior thereto by the shareholders of the Surviving Corp shall retain each share of stock in the Surviving Corp.

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7. Employee Benefit Plans. As of the Effective Time, the Surviving Corp shall assume all obligations of the Merging Corp under any and all employee benefit plans in effect as of such time or with respect to which employee rights or accrued benefits are outstanding as of such time.

8. Book Entries. As of the Effective Time, the assets, liabilities and capital accounts of each of the Merging Corp immediately prior to the Effective Time shall be recorded on the books of the Surviving Corp at the same amounts at which they were carried on the books of the Merging Corp immediately prior to the Effective Time.

9. Appointment of Agent. The Surviving Corp hereby consents to service of process in the State of New York in any action or special proceeding for the enforcement of any liability or obligation of the Merging Corp, and hereby irrevocably appoints the Secretary of State of such jurisdiction as the Surviving Corp’s agent to accept service of process in any action or special proceeding for the enforcement of any such liability or obligation. The address to which a copy of such process shall be mailed by the Secretary of State of each such jurisdiction is Forward Industries, Inc., 700 Veterans Memorial Highway, Suite 100, Hauppauge, NY 11788.

10. Amendment. At any time before or after approval and adoption by both the shareholders of the Surviving Corp and the Merging Corp and prior to the Effective Time, this Agreement and Plan of Merger may be amended in any manner as may be determined by the requisite vote of the shareholders and boards of directors of both the Surviving Corp and the Merging Corp to be necessary, desirable or expedient; provided, however, that, after approval by the shareholders and boards of directors of both the Surviving Corp and the Merging Corp, such amendment may not materially or adversely affect the rights and interests of the shareholders of either the Surviving Corp or the Merging Corp.

11. Abandonment. At any time before the Effective Time, this Agreement and Plan of Merger may be terminated and the Merger may be abandoned by the requisite vote of the shareholders and boards of directors of either the Surviving Corp or the Merging Corp, notwithstanding approval of this Agreement and Plan of Merger by the shareholders and boards of directors of both the Surviving Corp and Merging Corp, or either of them.

12. Successors and Assigns. This Agreement and Plan of Merger shall be binding upon and shall inure solely to the benefit of the parties and their respective successors and permitted assigns, and it is not the intent of the parties to create any third party beneficiaries, except as specifically provided in this Agreement and Plan of Merger.

13. Entire Agreement. This Agreement and Plan of Merger (together with the Certificates of Merger) contain the entire agreement of the parties with respect to the subject matter of this Agreement and Plan of Merger, and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the parties and their respective members, officers, affiliates and representatives in respect of the subject matter hereof.

14. Counterparts; Signatures. In order to facilitate the filing and recording of this Agreement and Plan of Merger, the same may be executed in two or more counterparts, each of which shall be deemed to be an original and the same agreement. The Agreement and Plan of Merger may be executed by DocuSign, facsimile signature, or by other electronic means, which shall be accepted as if they were original execution signatures.

15. Governing Law. This Agreement and Plan of Merger, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws principles.

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IN WITNESS WHEREOF, each of the parties hereto, pursuant to authority granted by the shareholders and boards of directors of both the Surviving Corp and the Merging Corp and has caused this Agreement and Plan of Merger to be executed on its behalf by their respective duly authorized representative, as of the date first above written.

SURVIVING CORP:

Forward Industries, Inc.

By: /s/ Michael Pruitt_______________

Name: Michael Pruitt

Title: Chief Executive Officer

MERGING CORP:

Forward Industries, Inc.

By: /s/ Michael Pruitt_______________

Name: Michael Pruitt

Title: Chief Executive Officer

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